EXHIBIT NO. 10-35


                                 AMENDMENT

          Amendment Number Two (2) to Employee Invention and Confidentiality Agreement Existing Executive, by and between, New York State Electric & Gas Corporation (the "Company") and Jack H. Roskoz ("me" or "I") is made and entered into this 3rd day of November, 1997.

     WHEREAS the Company and I are parties to a certain Employee
Invention and Confidentiality Agreement dated May 28, 1997 (the
"Agreement"), which was amended by Agreement dated July 2, 1997.

     WHEREAS the Company and I now wish to amend that Agreement to increase the period of noncompetition from one (1) year to two
(2) years; to modify the provisions relating to Consideration and Wage Maintenance; and to otherwise modify the Agreement to reflect my retirement effective January 1, 1998;

     It is therefore agreed:

          1. Section 7 - Nonsolicitation of the Agreement is amended to read as follows:
               Subject to the provisions of Section 10 and independent of any obligations I might have under Section 9, for a period of two (2) years after termination of my employment with the Company for any reason or for no reason, I will not, directly or indirectly, (a) divert or attempt to divert any person, concern or entity which is furnished services by the Company from doing business with the Company or otherwise to change its relationship with the Company; or
     (b) induce or attempt to induce any customer or supplier of the Company to cease being a customer or supplier of the company or otherwise to change its relationship with the Company; or (c) render services, directly or indirectly, to any Conflicting Product to any customer or supplier, or prospective customer or supplier, of the Company with whom I had direct or indirect contact or about whom I may have acquired any knowledge during the two (2) years prior to termination of my employment with the Company.

          2.   Section 8 - Solicitation of Employees of the
     Agreement is amended to read as follows:

               I agree that, during my employment with the Company and for a period of two (2) years following termination of my employment with the Company for any or no reason, I shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or solicit the services of any employee of the Company.

          3.   Section 9 - Restrictions on Competition of the
     Agreement is amended to read as follows:

          Subject to the provisions of Section 10 and independent of any obligations that I might have under
     Section 7, for a period of two (2) years after termination of my employment with the Company for any reason or for no reason, I will not render services, directly or indirectly, within the Territory to or for any Conflicting Organization, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation, or entity.
     I may, however, accept employment or perform services in the Territory to or for a Conflicting Organization whose business is diversified, and which as to the part of the business in which I am engaged is not a Conflicting Organization, provided that the Company, prior to my accepting such employment or performing such services, shall receive separate written assurances satisfactory to the Company from such Conflicting Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product. I recognize that the Company conducts or intends to conduct business within the Territory, and therefore, I agree that this restriction is reasonable and necessary to protect the Company s business. Further, I agree that the Company may modify the Territory, upon advance notice to me, in response to changes in the Company s business or as my duties and responsibilities change or evolve.

          4. Section 10 - Consideration and Wage Maintenance of the Agreement is amended to read as follows:

               10.1  In consideration for my agreements as
     contained herein, the Company agrees to pay to me a one-time cash payment of One Thousand Five Hundred Dollars
     ($1,500.00). I acknowledge that I have already received this one-time cash payment.

               10.2  If I am entitled to receive Severance
     Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then such Severance Payments, and other rights and benefits to which I am entitled under the Severance Agreement, shall constitute additional consideration for my covenants, obligations and agreements contained in this Agreement and I will not be entitled to receive any payments set forth in Section 10.3, below.

               10.3 If I am not entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then as additional consideration for entering into this Agreement, should the Company terminate my employment for any or no reason or upon my retirement at the end of business on December 31, 1997, the Company will pay me severance benefits in the total amount of $451,000 (the Separation Payments). The Separation Payments will be paid in installments as follows:

          1.   During the first year following my
               termination or retirement, the Separation Payments will be paid in twelve (12) equal monthly installments of $25,916.66 subject to withholding for federal and state income taxes, FICA, and such other and further deductions as may be required by law.

                    2.   During the second year following my
               termination or retirement, the separation payments will be paid in twelve (12) equal monthly installments of $11,666.66, subject to withholding for federal and state income taxes, FICA, and such other and further deductions as may be required by law.

               10.3.1     Delete
               10.3.2     Delete
               10.3.3     Delete
               10.3.4     Delete
               10.3.5     Delete

          5.   Appendix C and D of the Agreement is deleted.

          6. If I should die after termination or retirement, the balance of the payments not yet made under this Agreement shall be payable to my wife, Ruth W. Roskoz, if living, if not to my daughter, Jennifer B. Roskoz.

          Except as herein modified, the Agreement is hereby ratified and confirmed.




Jack H. Roskoz
Jack H. Roskoz


New York State Electric & Gas Corporation

By:           Richard R. Benson

Title:        November 3, 1997